Exhibit 99.1

April 17, 2009
VIA ELECTRONIC MAIL
Nyx Acquisitions, Inc.
c/o Q-Black, LLC
43 Norfolk
San Francisco, CA 94110
Attention: Joe Q. Bretz
Re: Nyx Acquisitions Inc.—Image Entertainment, Inc.
Dear Mr. Bretz:
Reference is made to that certain Agreement and Plan of Merger, dated as of November 20, 2008, as amended on February 27, 2009, March 24, 2009 and April 8, 2009 (as amended, the “Merger Agreement”), among Image Entertainment, Inc. (“Image”), Nyx Acquisitions, Inc. and The Conceived Group, Inc. (collectively, “Nyx”). Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Merger Agreement.
Pursuant to the Merger Agreement, Nyx had the option to extend the Scheduled Closing Date set forth in Section 2.01(b) of the Merger Agreement from April 6, 2009 to April 20, 2009 if, pursuant to Section 3.09 of the Merger Agreement, Nyx, among other things, paid an additional amount of One Million Dollars ($1,000,000) in immediately available funds (the Fifth Payment”) to an account designated by Image for receipt of such funds by 12:00 p.m. local time on April 17, 2009. Nyx failed to deliver the Fifth Payment in accordance with Section 3.09. Therefore, Nyx is in breach of its obligation consummate the Merger no later than the Scheduled Closing Date, April 6, 2009.
In accordance with its rights under Section 9.01(e) of the Merger Agreement, Image hereby terminates the Merger Agreement, effective as of 12:01 p.m. Pacific Standard Time today.
Accordingly, we respectfully remind Nyx that pursuant to Section 3.09 of the Merger Agreement and those certain Fourth Amended and Restated Irrevocable Trust Instructions, dated April 8, 2009 (the “Trust Instructions”), among Image, Nyx and Manatt, Phelps & Phillips, LLP, special legal counsel to Image (“Manatt”), Nyx authorized the release of the remaining One Million Five Hundred Thousand Dollars ($1,500,000) (the “Full Release Amount”) held in trust for the benefit of the Company to secure the Business Interruption Fee (the “Full Release of Deposit”), transferred and assigned to the Company all right, title and interest in and to the Full Release Amount, irrevocably authorized and instructed Manatt to take instruction solely from the Company with respect to the Full Release Amount, and agreed to release and waive all claims against the Company with respect to the Full Release Amount.

20525 NORDHOFF STREET • SUITE 200 • CHATSWORTH, CA 91311-6104 • TEL 818.407.9100
www.image-entertainment.com

Nothing herein should be construed as limiting or waiving any additional rights or remedies at law or equity available to Image, all of which are hereby reserved.

Sincerely,
/s/ JEFF M. FRAMER
Jeff M. Framer
President

cc:	Image Board of Directors David M. Grinberg, Esq. Joshua Ridless, Esq.